Exhibit 10(a)1

SECOND AMENDMENT TO

THE SOUTHERN COMPANY

DEFERRED COMPENSATION PLAN

WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Deferred Compensation Plan, as amended and restated effective January 1, 2004 (the “Plan”); and

WHEREAS, Section 8.3 of the Plan provides that the Plan may be amended or modified at any time by the Company; and

WHEREAS, the Company has authorized its officers to amend the Plan to name new officer positions, and any successors thereto, to serve on the Committee; and

WHEREAS, officer positions appointed to the Committee shall assume such duties as of the later of March 1, 2006 or the date such officer position is filled, provided any officer previously appointed to the Committee designated as a successor to such appointed status pursuant to this amendment shall continuously retain member status on the Committee since the time of his original appointment; and

WHEREAS, the Company desires to clarify the Committee's authority to amend the Plan.

NOW, THEREFORE, effective March 1, 2006, the Company hereby amends the Plan as follows:

1.

The Plan is amended to delete existing Section 3.1 and replace it with the following:

3.1         The general administration of the Plan shall be placed in the Committee. The Committee shall consist of the Senior Vice President, Human Resource Services, Southern Company Services, Inc. (which position is the successor to the Vice President, System Compensation and Benefits, Southern Company Services, Inc.); the Chief Financial Officer, Southern Company Services, Inc.; the Vice President, Tax, Southern Company Services, Inc.; and the Comptroller of Southern Company; or any other position or positions that succeed to the duties of the foregoing positions. Any member may resign or may be removed by the Board of Directors and new members may be appointed by the Board of Directors at such time or times as the Board of Directors in its discretion shall determine. The Committee shall be chaired by the Senior Vice President, Human Resource Services, Southern Company Services, Inc. and may select a Secretary (who may, but need not, be a member of the Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.

2.

The Plan is amended to delete the last full sentence in Section 8.3 and replace such sentence with the following:

The Plan may also be amended by the Committee (a) if such amendment does not involve a substantial increase in cost to any Employing Company, or (b) as may be necessary, proper, or desirable in order to comply with laws or regulations enacted or promulgated by any federal or state governmental authority.

3.

Except as amended herein, by this Second Amendment, the Plan shall remain in full force and effect as amended and restated by the Company.

IN WITNESS WHEREOF, the Company, through its duly authorized officer, has adopted the Second Amendment to the Southern Company Deferred Compensation Plan, as amended and restated as of January 1, 2004, this 21st day of March, 2006.

SOUTHERN COMPANY SERVICES, INC.
Attest:	By: /s/Robert A. Bell
/s/Dennis A. Stone Secretary	Its: SVP, Human Resource Services

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